Exhibit 21


     Subsidiaries of City Savings Financial Corporation following the Stock Conversion of The Michigan City Savings and Loan Association:

                  Name                             Jurisdiction of Incorporation
                  ----                             -----------------------------

The Michigan City Savings and Loan Association                Indiana

City Savings Financial Services, Inc.                         Indiana